EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Surna Reports Record $4.2 Million in Quarterly Revenue and Its First Profitable Quarter Ever in Q2 2019

August 7, 2019 – Boulder, Colorado – Surna Inc. (OTCQB: SRNA) announced today operating and financial results for the three and six months ended June 30, 2019.

We will be hosting an investor conference call to discuss our Q2 2019 financial results and to provide updates on our recent business developments and our strategic acquisition plan. Prior to the earnings call, we intend to file our Q2 2019 Investor Presentation and a Q2 2019 Fact Sheet with the U.S. Securities and Exchange Commission (“SEC”). The Q2 2019 Investor Presentation and Q2 2019 Fact Sheet will also be available on the Investor Relations section of our website. The call will be held on Tuesday, August 20, 2019 at 4:00 p.m. Eastern Time.

To access the investor call via telephone:

Dial-In Number: 1-973-528-0008

Access Code: 212852

To access the investor call via the Internet:

Webcast URL: https://www.webcaster4.com/Webcast/Page/2020/30890

Interested parties, with contact information supplied, may submit questions to the Company prior to the call to investor@Surna.com. These questions, along with all live questions, will be answered in the time available.

For those unable to participate in the investor conference call at that time, a replay will be available on the investor relations section of our website at https://surna.com/investor-relations/ beginning on August 21, 2019 at 4:00 p.m. Eastern Time. The replay will be available until November 1, 2019.

Financial Highlights

Surna achieved record operating results in Q2 2019:

●	Our Q2 2019 revenue was $4.2 million—a record, and surpassing our previous high quarterly revenue of $3.6 million. Our Q2 2019 revenue represents an increase of 110% compared to Q2 2018 and 138% compared to Q1 2019. During Q2 2019, our revenue reflects $2.4 million recognized from retrofit and expansion project contracts we signed with a single multi-facility operator in the first half of 2019.

●	We also achieved a gross profit margin of 34.4% in Q2 2019, our highest gross profit margin since 2016, and an improvement of 6.7 percentage points over our Q1 2019 gross profit margin of 27.7%. This improvement was largely the result of our focus on controlling expenses and better absorption of fixed production costs due to our increased revenue.

●	For Q2 2019, we generated net income of $140,000, a quarterly record for us and the first time we have ever achieved positive net income in a quarter. Moreover, we had adjusted operating income of $390,000, a key management metric and point of focus as we attempt to achieve operating cash flow breakeven on a consistent basis from quarter-to-quarter. Our adjusted operating income (loss) is defined as our GAAP operating income (loss) after addback for our non-cash equity compensation expenses and depreciation expense.

●	Our cash position increased from $465,000 as of March 31, 2019 to $1,925,000 as of June 30, 2019. Disciplined cash management continues to be a priority for us as we attempt to grow the business without accessing the capital markets with equity offerings at our current stock price.

Tony McDonald, the Company’s CEO stated: “In early 2019, we announced a number of milestones that we hoped to achieve as part of our recently launched organic growth plan. At the top of this list were two financial goals: increasing revenue and achieving profitability. Both of these goals were achieved for Q2 2019—and both milestones are records for the Company. Moreover, during the second quarter, we also increased our cash resources by nearly $1.5 million. One quarter of strong results, however, does not constitute a trend, and we know we must build our sales pipeline with more multi-facility operators and other customers in an effort to sustain our revenue growth and cash profitability.”

Operating Highlights

Although our new organic growth plan is only six months old, we have already made measurable progress on a few different fronts:

●	During the first half of 2019, we entered into five $1,000,000+ sales contracts, with an aggregate value of $10.3 million. Three of these contracts, having an aggregate value of $6.5 million, were with a single multi-facility operator for a retrofit project and a two-phase facility expansion. During the first half of 2019, we recognized revenue of $2,627,000 on these three contracts, with the remaining value of these contracts expected to be recognized in Q3 2019.

●	We are now offering retrofit consulting work targeting indoor grow facilities that are operating sub-optimally. While we will initially be targeting multi-facility operators that have recently acquired indoor grow facilities that may require facility upgrades, our preliminary market research indicates an even larger retrofit opportunity among the 3,000 – 5,000 indoor grow facilities operated by independent or smaller growers, which industry surveys suggest about 30% are in need of HVAC or lighting improvements.

●	We launched our SentryIQTM sensors, controls and automation platform in April 2019 and now offer a turnkey, single-vendor HVAC equipment and controls integration solution to our new build projects. We are also offering our HVAC controls systems to existing facilities in the startup and operation phases. To date, we have signed three contracts for SentryIQTM control systems sales with an aggregate contract value of approximately $225,000.

●	In June 2019, we delivered our first custom-designed ducted air handling system, which is now offered as an alternative to our new and improved ductless fan coil units. Our ability to offer larger capacity air handling systems should provide greater opportunities for us to work with multi-facility operators. During the second quarter of 2019, revenue from our custom-designed ducted air handling systems totaled $1.1 million, or 27% of our total revenue for the quarter.

Commercial-Scale Projects

During the first half of 2019, we entered into new contracts for commercial-scale projects with a total value of $12.6 million, which consisted of $6.0 million for new build projects (48%), $5.4 million for expansion projects (42%), and $1.2 million for retrofit projects (10%). As part of our new strategy, we are pursuing expansion and retrofit projects which tend to have more predictable completion schedules. Future bookings for expansion projects will be largely tied to our success in penetrating the multi-facility operator market.

Our recent success in obtaining business from multi-facility operators has also resulted in an increase in the average contract value for our commercial-scale projects. During Q2 2019, the average contract value for our commercial-scale project bookings rose to $1,020,000, compared to $904,000 in Q1 2019, $408,000 for 2018, and $332,000 for 2017.

Bookings and Backlog

During Q2 2019, we executed new sales contracts with a total contract value of $8,522,000. During this same period, we cancelled eight outstanding sales contracts with a total contract value of $3,040,000. These cancellations included combined contract orders of $1,761,000 that we booked in early 2018 with a multi-facility operator that had put two projects on hold in states where the current market conditions, including wholesale cannabis prices, were not favorable. The other cancellations were based on discussions and negotiations with customers who had abandoned their projects. After adjustments for these cancellations and other change orders, our net bookings (as defined below) in Q2 2019 were $5,690,000, another quarterly record for us, representing an increase of $905,000 (or 19%) from net bookings of $4,785,000 in Q1 2019.

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Going forward, we will be focused on gaining a better understanding, during the sales process, of our customers’ challenges and key milestones to get their new build projects licensed, financed and built. We are also in the process of revising our sales contract terms to clarify project timelines and options available to us if the customer is unable to perform in a timely manner. While cancellations will always be part of our business, we believe we should be able to identify and evaluate possible project delays and better manage outcomes with our customers, including re-pricing the contract and/or adjusting delivery requirements. We also seek to avoid larger cancellations by contracting with well-financed, multi-facility operators and/or pursuing expansion or retrofit projects that are more short-term in nature.

The following table sets forth: (i) our beginning backlog (the remaining contract value of outstanding sales contracts for which we have received an initial deposit as of the previous period), (ii) our net bookings for the period (new sales contracts executed during the period for which we received an initial deposit, net of any adjustments including cancelations and change orders during the period), (iii) our recognized revenue for the period, and (iv) our ending backlog for the period (the sum of the beginning backlog and net bookings, less recognized revenue). See important disclosure in “Bookings and Backlog Notes” below.

	For the quarter ended
	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Backlog, beginning balance	$7,024,000	$8,883,000	$8,886,000	$8,529,000	$11,543,000
Net bookings, current period	$3,867,000	$3,328,000	$1,838,000	$4,785,000	$5,690,000
Recognized revenue, current period	$2,008,000	$3,325,000	$2,195,000	$1,771,000	$4,210,000
Backlog, ending balance	$8,883,000	$8,886,000	$8,529,000	$11,543,000	$13,023,000

Strategic Acquisition and Capital Markets Plan

Last quarter, we stated that our long-term financial sustainability requires us to organically grow our business to $20 to $40 million in annual revenues. We also acknowledged that we face hurdles in achieving cash operating break-even, including controlling our operational costs as we attempt to grow our top-line, having the financial resources to invest in marketing, product development and staffing, and being able to cover the costs of being a public company. To address some of the issues we face as a smaller, publicly reporting company, we announced last quarter the initial launch of an acquisition strategy to complement our organic growth plans.

Our plan is to identify and pursue acquisitions of companies or assets within the cannabis ancillary products and services sector complementary to our current business offerings. Our objective is to consummate one or more acquisitions that would add in the range of $10 to $20 million in annual run-rate revenues by the end of 2020. We believe with our current revenue position and our public company status, there are a number of private companies, and even smaller public companies, that would be interested in partnering with us. If we are able to engage in a roll-up type acquisition strategy, using our public status and our stock as all or partial consideration, we believe we can “scale up” our operations to support the expenses of the day-to-day operations of the company, on a combined basis, and be able to better cover the costs of maintaining our public company status.

To date, we have identified several business verticals, or silos, that we believe could be logical and natural complements to our climate control business, including: lighting, fertigation (automated process of delivering nutrients and water to plants), benches (customized systems to optimize use of the growing space), software (procurement and supply chain management platforms), and consumables (such as packaging, growing, facility and lab supplies). We have identified several companies in these verticals. There is no assurance that we will be able to consummate any acquisitions in furtherance of this strategy.

Our goal is to create an AgTech-focused, end-to-end solution offering hardware (equipment, sensors and controls) and software (purchasing and IoT platforms) to indoor growers. We envision a “penetrate and radiate” strategy: get into the grower, especially multi-facility operators, in any way that we can, become a trusted vendor (penetrate), and then sell as many products as possible to them, whether manufactured, proprietary, branded or distributed (radiate). Our success will be measured by the percent of the grower’s overall capital expense wallet share we can obtain. In this rapidly changing market landscape, we believe a platform that can tailor specific solutions to meet our customers’ needs to optimize quality, efficiency, costs and delivery times could be attractive to possible acquisition targets.

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We believe acquisitions and related capital infusions of growth equity, combined with the proper execution of our organic growth plan, can accelerate our progress towards cash operating profitability and lower overall operating expenses. If we successfully execute both our organic growth plan and our strategic acquisition and associated capital raise initiative, our goal is to obtain a Nasdaq listing and implement an aftermarket support program that will result in a widely held, actively traded, and fully valued public company.

About Surna Inc.

Surna Inc. (www.surna.com) designs, engineers and manufactures application-specific environmental control and air sanitation systems for commercial, state- and provincial-regulated indoor cannabis cultivation facilities in the U.S. and Canada. Our engineering and technical team provides energy and water efficient solutions that allow growers to meet the unique demands of a cannabis cultivation environment through precise temperature, humidity, and process controls and to satisfy the evolving code and regulatory requirements being imposed at the state, provincial and local levels.

Headquartered in Boulder, Colorado, we leverage our experience in this sector of the overall cannabis cultivation industry in order to bring value-added climate control solutions to our customers that help improve their overall crop quality and yield as well as optimize the resource efficiency of their controlled environment (i.e., indoor and sealed greenhouses) cultivation facilities. We have been involved in consulting, equipment sales and/or full-scale design for over 800 grow facilities since 2006 making us a trusted resource for indoor environmental design and control management for the cannabis industry.

Our customers include businesses from small cultivation operations to licensed commercial facilities ranging from several thousand to more than 100,000 square feet. We have sold our equipment and systems throughout the U.S. and Canada. Our revenue stream is derived primarily from supplying mechanical engineering services and climate and environmental control equipment to commercial indoor cannabis grow facilities. Our customers include those growers building new facilities and those expanding or retrofitting existing facilities. Although our customers do, we neither produce nor sell cannabis.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Surna’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Booking and Backlog Notes

The completion of a customer’s new build facility project is dependent upon the customer’s ability to secure funding and real estate, obtain a grower’s license and then build their cultivation facility so they can take possession of the equipment. There is significant uncertainty regarding the timing of revenue recognition of our backlog as of June 30, 2019. Refer to the Revenue Recognition section of Note 1 in our condensed consolidated financial statements, included in our Quarterly Report for additional information on our estimate of future revenue recognition on our remaining performance obligations.

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Our backlog, remaining performance obligations and net bookings may not be indicative of future operating results, and our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including delays in or inability to obtain project financing or licensing or abandonment of the project entirely. Accordingly, there can be no assurance that contracts included in the backlog or remaining performance obligations will actually generate revenues or when the actual revenues will be generated. Net bookings and backlog are considered non-GAAP financial measures, and therefore, they should be considered in addition to, rather than as a substitute for, our GAAP measures for recognized revenue, deferred revenue and remaining performance obligations. Further, we can provide no assurance as to the profitability of our contracts reflected in remaining performance obligations, backlog and net bookings.

Non-GAAP Financial Measures

To supplement our financial results on U.S. generally accepted accounting principles (“GAAP”) basis, we use non-GAAP measures including net bookings and backlog, as well as other significant non-cash expenses such as stock-based compensation and depreciation expenses. We believe these non-GAAP measures are helpful in understanding our past performance and are intended to aid in evaluating our potential future results. The presentation of these non-GAAP measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for financial information prepared or presented in accordance with GAAP. We believe these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Statement about Cannabis Markets

The use, possession, cultivation, and distribution of marijuana is prohibited by U.S. federal law for medical and recreational purposes. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that investments in the cannabis industry should be considered very high risk. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut-downs.

Surna Marketing

Jamie English
Director of Marketing
jamie.english@surna.com
(303) 993-5271

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Surna Inc.

Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$1,925,680	$253,387
Accounts receivable (net of allowance for doubtful accounts of $129,406 and $119,022, respectively)	391,112	210,187
Inventory, net	610,835	935,886
Prepaid expenses	906,620	127,694
Other assets	1,522	654
Total Current Assets	3,835,769	1,527,808
Noncurrent Assets
Property and equipment, net	375,316	520,321
Goodwill	631,064	631,064
Intangible assets, net	12,506	23,028
Deposits	51,000	51,000
Operating lease right-of-use asset	625,516	-
Total Noncurrent Assets	1,695,402	1,225,413

TOTAL ASSETS	$5,531,171	$2,753,221

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,203,911	$1,917,087
Deferred revenue	2,605,866	641,798
Current portion of operating lease liability	208,938	-
Total Current Liabilities	5,018,715	2,558,885

NONCURRENT LIABILITIES
Operating lease liability	515,690	-
Total Noncurrent Liabilities	515,690	-

TOTAL LIABILITIES	5,534,405	2,558,885

Commitments and Contingencies (Note 6)

SHAREHOLDERS’ (DEFICIT) EQUITY
Preferred stock, $0.00001 par value; 150,000,000 shares authorized; 42,030,331 shares issued and outstanding	420	420
Common stock, $0.00001 par value; 350,000,000 shares authorized; 227,656,638 and 224,989,794 shares issued and outstanding, respectively	2,277	2,250
Additional paid in capital	25,101,010	24,538,027
Accumulated deficit	(25,106,941)	(24,346,361)
Total Shareholders’ (Deficit) Equity	(3,234)	194,336

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$5,531,171	$2,753,221

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Surna Inc.

Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenue, net	$4,210,393	$2,007,745	$5,981,623	$4,062,473

Cost of revenue	2,762,601	1,484,320	4,043,758	3,157,034

Gross profit	1,447,792	523,425	1,937,865	905,439

Operating expenses:
Advertising and marketing expenses	167,287	223,903	291,913	434,919
Product development costs	111,581	56,917	228,514	132,089
Selling, general and administrative expenses	1,032,605	1,659,862	2,203,191	3,660,778
Total operating expenses	1,311,473	1,940,682	2,723,618	4,227,786

Operating income (loss)	136,319	(1,417,257)	(785,753)	(3,322,347)

Other income (expense):
Interest and other income, net	3,296	16,312	25,173	16,490
Interest expense	-	-	-	(35)
Gain on change in fair value of derivative liabilities	-	-	-	21,403
Total other income (expense)	3,296	16,312	25,173	37,858

Income (loss) before provision for income taxes	139,615	(1,400,945)	(760,580)	(3,284,489)

Income taxes	-	-	-	-

Net income (loss)	$139,615	$(1,400,945)	$(760,580)	$(3,284,489)

Income (loss) per common share – basic and dilutive	$0.001	$(0.006)	$(0.003)	$(0.015)

Weighted average number of common shares outstanding, basic and dilutive	227,635,539	217,447,043	227,250,142	213,814,978

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Surna Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

	For the Six Months Ended June 30,
	2019	2018
Cash Flows From Operating Activities:
Net loss	$(760,580)	$(3,284,489)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization expense	97,503	71,061
Gain on change in derivative liabilities	-	(21,403)
Compensation paid in equity	563,010	1,493,260
Provision for doubtful accounts	10,384	3,682
Provision for excess and obsolete inventory	(181,986)	(4,001)
Loss on disposal of property and equipment	58,024	-

Changes in operating assets and liabilities:
Accounts receivable	(191,309)	163,846
Inventory	507,037	72,327
Prepaid expenses and other	(779,794)	29,040
Operating lease right-of-use asset	88,900	-
Accounts payable and accrued liabilities	394,782	(491,075)
Deferred revenue	1,964,068	458,115
Deferred rent	-	(1,728)
Lease liability	(97,746)	-
Net cash provided by (used in) operating activities	1,672,293	(1,511,365)

Cash Flows From Investing Activities
Capitalization of intangible assets	-	(1,550)
Purchases of property and equipment	-	(226,615)
Proceeds from payment of tenant improvement allowance	-	100,000
Cash disbursed for equipment held for lease	-	(16,237)
Net cash used in investing activities	-	(144,402)

Cash Flows From Financing Activities
Cash proceeds from sale of common stock and warrants	-	1,210,000
Proceeds from exercises of stock options	-	3,375
Proceeds from exercise of investor warrants	-	15,000
Repurchase of common shares from related party	-	(400,000)
Purchase of option to repurchase preferred stock from related party	-	(5,000)
Payments on loans from shareholders	-	(6,927)
Net cash provided by financing activities	-	816,448

Net increase (decrease) in cash	1,672,293	(839,319)
Cash, beginning of period	253,387	2,468,199
Cash, end of period	$1,925,680	$1,628,880

Supplemental cash flow information:
Interest paid	$-	$35

Non-cash investing and financing activities:
Equity issued in settlement	$-	$226,400
Extinguishment of derivative liability on cashless exercise of warrants	$-	$389,477
Unpaid purchases of equipment and other assets	$-	$1,309

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